Exhibit 10.8
Lease Agreement
This Lease is entered into as of this 1st day of November, 2008, by and between 2639 Executive Building LLC (hereinafter referred to as “Lessor”), and ENDOCYTE (hereinafter referred to as “Lessee”).
Witnesseth:
Now, Therefore, in consideration of the premises, the parties hereto covenant and agree as follows:
1.	Leased Premises. Lessor hereby leases to Lessee, and Lessee hereby accepts in an “as is” condition and leases from Lessor, that (office) space of approximately 19’7” X 21’3” including [*] referred to as the Building at [*] (such office space hereinafter referred to as the “Leased Premises”). Lessee is hereby granted the non-exclusive right to use the walkways, drive, and other common facilities which are intended for common use by tenants in the building, their customers, employees, agents and invitees, but subject to the other terms of this Lease as to parking.

2.	Term. The term of this Lease shall be for a period commencing November 1, 2008 and continuing until October 31, 2011.

3.	Rental. That the Lessee shall pay as rent for the leased premises the sum of Seven Hundred and Ninety-Five ($795.00) per month beginning November 1, 2008 , which rent shall be due on the first of each month. The rent shall be paid to Lessor without notice or demand and without abatement, deduction or set-off, except as herein otherwise provided. Rent shall increase three percent (3%) per year beginning November 1, 2009 and each November 1 thereafter. Lessee agrees to pay as a late charge of $75.00 for any rents received after the 3rd of the month due by Lessor. All rental checks shall be made payable to 2639 Executive Building LLC and shall be sent to 2639 Yeager Road, West Lafayette, Indiana 47906.

Renewal. This lease will automatically renew itself for a three year period beginning on November 1, 2011 at a rental rate to be increased by three (3%) per year, but may be terminated by either party giving notice to the other in writing not less than 120 days prior to the expiration of the lease.

4.	Use of Leased Premises. Lessee shall use the Leased Premises for the purpose of a [*] and related activities and for no other purposes unless the written consent of the owner is first obtained. IT IS AGREED THAT NO SMOKING SHALL BE PERMITTED IN THE LEASED PREMISES OR WITHIN THE BUILDING OF WHICH IT IS A PART.

5.	Signs and Lights. Lessee shall not construct or place signs, exterior lighting, or other structures projecting from the exterior of the Leased Premises or the building without

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

the written consent of the Lessor. At expiration or termination of this Lease, Lessee shall remove all signs or other structures at Lessee’s expense, and shall repair any damage caused by such removal.

6.	Repair and Maintenance. Lessee has inspected the Leased Premises and accepts it as in a leaseeable and good condition. Lessee shall, at Lessee’s sole cost and expense, repair and maintain the Leased Premises in excess of ordinary wear and tear. The Lessor shall at all times during the term of the Lease maintain and repair the building of which the Leased Premises are a part, and shall also maintain and repair the common areas, including the sidewalks, drive and parking area.

7.	Alterations. Lessee shall make no alterations, improvements, or changes to the Leased Premises without the prior written consent of the Lessor. Any authorized alterations, improvements or changes shall be at the expense of the Lessee and shall become the property of the Lessor and remain on the Leased Premises at expiration or termination of this Lease.
a)	Lessee shall be permitted to replace keyed entry and have sole access to leased premises. Lessor upon notification shall have right to enter leased premises to check maintenance of area, to show property to insurance or lending representative, or for emergencies. This will be done in a manner so as not to interfere with research conditions.

b)	Lessee shall be permitted to install a stainless steel sink in place of utility sink.

c)	Lessee shall be permitted to install a fume hood system and an HVAC system by Lafayette Heating and Cooling. System will be next to system currently installed. All plans and specifications shall be approved in writing by Lessor prior to any installation.

d)	Lessee shall be permitted to restrict natural light into room by covering windows — the manner to be approved prior to installation. All materials viewed from exterior are to be white.

e)	Lessee shall be permitted to seal off doorway leading into Lessor’s adjoining space.

f)	All alterations permitted in items (a) through (e) shall be at the expense of the Lessee and all permanently attached fixtures (i.e. furnace, etc) shall remain intact with the property at termination of the lease.
8.	Indemnification and Liability Insurance. Lessor and their agents and employees shall have no liability to Lessee for any injury of damages to Lessee, his agents, employees, clients or customers, or to any property of Lessor, their agents and employees harmless from and against any and all liability, damages, expenses, fees, penalties, actions, causes or actions, suits, costs, claims or judgments arising from injury during the term of this Lease to any persons or property in or about the Leased Premises from any cause whatsoever. Lessee shall procure and maintain during the term of this Lease public liability and property damage insurance with respect to the Leased Premises and Lessee’s use and occupancy thereof, insuring Lessor and Lessee from all causes, including their own negligence, naming Lessor as an additional insured and having minimum limits of liability of $1,000,000. Such policy shall contain a clause that the insurer will not cancel or change the insurance without first giving Lessor and Lessee thirty (30) days prior written notice. Lessee shall deliver to Lessor a copy of the policy or a certificate of insurance maintained pursuant to this paragraph. If Lessee fails to procure such insurance, Lessor may at their option procure the same for Lessee and Lessee thereof shall pay the cost to Lessor as additional rent as billed.

9.	Casualty Insurance. All casualty or fire and extended coverage insurance which may be carried by Lessor with respect to the building, including the Leased Premises, or the property of the Lessor located therein, shall be endorsed with a clause permitting waiver of rights of recovery prior to a loss so long as such clause is available. Lessor waives all claims for recovery from Lessee for any loss is or could have been insured by valid and collectible fire and extended coverage insurance policies in standard form containing such a waiver of claims endorsement. Lessee shall be liable to Lessor for the cost of repairing any damage to the Leased Premises or to the building of which it is a part caused by the act of neglect of Lessee, his agents, employees or invitees, to the extent such damage is not insured or insurable by Lessor under standard fire and extended coverage insurance policies containing customary deductible provisions.

10.	Damage or Destruction. If fifty percent (50%) or more of the Leased Premises are damaged or made unleaseable by fire or other casualty and Lessor elects not to restore it, then Lessor may, by written notice to Lessee given within thirty (30) days after the date of such casualty, terminate this Lease. Lessor shall be under no duty or obligation to repair, restore or rebuild the same. Such termination shall become effective as of the date of the casualty of the Leased Premises unleaseable, otherwise as of a date thirty days following the service of the notice of lease termination. Unless this Lease is terminated as hereinabove provided, Lessor shall restore all damaged portions of the Leased Premises at Lessor’s expense with reasonable promptness except for Lessee’s improvements, which shall be restored at the expense of the Lessee. In the event of termination of this Lease, rent shall be prorated on a per diem (30-day month) basis and paid only to effective date of such termination. If the Leased Premises are unleaseable but this Lease is not terminated, all rent shall abate from the casualty date until the Leased Premises are substantially restored and reasonably accessible for occupancy by Lessee, if part of the Leased Premises are unleaseable, rent shall be prorated on a per diem basis and apportioned in accordance with the part of the Leased Premises which is usable by Lessee until the damaged part is ready for Lessee’s occupancy. In all cases, due allowance shall be made for reasonable control. Lessor shall have no duty to repair, restore, or replace Lessee improvements, including but not limited to wall and floor coverings, light fixtures, built-in cabinets and bookshelves, and to the contrary in this Lease, Lessee shall not have the right to terminate this Lease and rental shall in not event abate if the casualty was caused by the act of neglect of Lessee or his employees, agents or invitees.

11.	Utilities and Janitorial Service. Lessee shall pay for all their utilities. Lessee shall pay for all charges for other utility services for the Leased Premises, including telephone, and CAN (including meter deposits), and for any janitorial services. Lessee shall remove all waste materials from leased premised twice a week. Waste will be disposed of off-site of Executive Building LLC

12.	Real Estate Taxes. Lessor shall pay all real estate taxes for the Leased Premises and the building of which the Leased Premises are a part.

13.	Assignment and Subletting. Lessee shall not assign this Lease nor any rights hereunder not sublet the Leased Premises, in whole or in part, nor allow any other person to occupy or use the leased premises without the prior written consent of the Lessor. In any event, Lessee shall remain fully liable to perform all of the terms and provisions of this Lease.

14.	Events of Default by Lessee. The occurrence of any one or more of the following events constitutes a default (“Default”) by Lessee under this Lease:
a.	Failure by Lessee to pay any installment of rent when the same is due and the failure continues for five (5 days);

b.	Failure by Lessee to pay, within ten (10) days after written notice from Lessor, any other sums due and payable from Lessee to Lessor under this lease.

c.	Failure by Lessee to cure forthwith, promptly after receipt of notice from Lessor, any hazardous condition which Lessee has created in violation of law of or this Lease.

d.	Failure by Lessee to observe or perform any other covenant, term of condition of this Lease if such failure continues for thirty (30) days after written notice to Lessee by Lessor, unless the nonobservance of nonperformance is of a nature that it cannot be corrected in thirty days and Lessee has commenced observance or performance and is pursuing it with diligence.

e.	The levy upon under execution or the attachment by legal process or the leasehold interest of Lessee, or the filing or creation of a lien in respect of such leasehold interest which Lessee does not discharge within thirty days.

f.	Failure by Lessee to observe or perform any of the covenants in respect to assignment and subletting;

g.	Lessee vacates or abandons the Leased Premises;

h.	Lessee becomes insolvent or bankrupt or admits in writing his inability to pay his debts as they mature, or makes an assignment for the benefit or creditors, or applies for or consents to the appointment of a trustee or receiver for Lessee or the major part of his property;

i.	A trustee or receiver is appointed for Lessee or for the major part of its property and is not discharged within thirty days after such appointment;

j.	Any proceedings for relief under any bankruptcy law, or similar law for relief of debtors, are instituted by or against Lessee, and if instituted against Lessee, are allowed against him or are consented to by him, or are not dismissed within sixty days after such institution.
15.	Lessor’s Remedies Upon Default. Upon the occurrence of any Default by Lessee, Lessor shall have the rights and remedies hereinafter set forth, which shall be distinct, separate and cumulative and shall not operate to exclude or deprive Lessor of any other right or remedy allowed them by law.
a.	Lessor may terminate this Lease by giving written notice of Lessor’s intention so to do, in which event the term shall end, and all right, title and interest of the Lessee hereunder shall expire on the date stated in such notice;

b.	Lessor may terminate the right of Lessee to possession of the Leased Premises without terminating this Lease by giving written notice to Lessee that Lessee’s right of possession shall end on the date stated in such notice, whereupon the right of Lessee to possession of the Leased Premises or any part thereof shall cease on the date stated in such notice; and

c.	Lessor may enforce the provisions of this Lease and may enforce and protect the rights of Lessor hereunder by a suit of suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all monies due or to become due from Lessee under any of the provisions of this Lease.
If the Lessor exercises either of the remedies provided in subparagraphs (a) and (b) of this paragraph, Lessee shall surrender possession and vacate the Leased Premises immediately and deliver possession thereof to Lessor, and Lessor may then or at any time thereafter re-enter and take complete license so to do being hereby granted to Lessor, and Lessor may remove all occupants and property therefrom, using such force as may be necessary, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without relinquishing Lessor hereunder of by operation of law.

If the Lessor terminates the right of Lessee to possession of the Leased Premises without terminating this Lease, such termination of possession shall not release Lessee, in whole or part, from Lessee’s obligation to pay the rental hereunder for the full lease term, and the aggregate amount of the base rent for the period from the date stated in the notice termination possession to the end of the term of this Lease shall at once mature and be immediately due and payable by Lessee to Lessor, together with any and all other monies due hereunder, and Lessor shall have the right to immediate recovery of all such amounts. In addition, Lessor shall have the right, from time to time, to recover from Lessee, and Lessee shall remain liable for, all additional rent and any other sums thereafter accruing as they become due under this Lease during the period from the date of such notice of termination of possession to the stated end of the term of this Lease. Lessor may make repairs, alterations and additions in or to the Leased Premises and redecorate the same to the extent deemed by Lessor necessary or desirable and in connection therewith change the locks, and Lessee shall upon demand pay the cost thereof together with Lessor’s expenses of reletting. Lessor may collect the rents from any such reletting and apply the same first to the payment of the expenses of re-entry, redecoration, repairs and alterations and the expenses of reletting and second to the payment of rental herein provided to be paid by Lessee, and any excess of residue shall operate only as an offsetting credit to be paid by Lessee, if any,, shall not be deemed to give Lessee any right, title or interest in or to such excess or residue and any such excess or residue shall belong to Lessor solely; provided, that in no event shall Lessee be entitled to a credit on its indebtedness to Lessor in excess of the aggregate such which would have been paid by Lessee for the period for which the credit to Lessee is being determined, had no Default occurred. No such re-entry or repossession, repairs, alterations and additions, or reletting shall be construed as eviction or ouster of Lessee or shall operate to release Lessee in whole or in part from any of Lessee’s obligations hereunder; and Lessor may, at any time, sue and recover judgment for any deficiencies from time to time remaining after the application, from time to time, of the proceeds of any such reletting.
If this Lease is terminated by Lessor as provided for by subparagraph (a) of this paragraph, Lessor shall be entitled to recover from Lessee all the fixed basic rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Lessee, or for which Lessee is liable or in respect of all of which Lessee has agreed to indemnify Lessor under any of the provisions of this Lease, which may be then owing and unpaid, and all costs and expenses, including court costs and attorney fees incurred by Lessor in the enforcement of (its) rights and remedies hereunder; and in addition, Lessor shall be entitled to recover as damages an amount equal to the remaining rents for the remainder of the term of this Lease, as well as all other additional sums payable by Lessee, or for which Lessee is liable or in respect of which Lessee had agreed to indemnify Lessor under any of the provisions of this Lease had this Lease not been terminated. In addition, Lessor makes repairs, alterations and additions in or to the Leased Premises and redecorates the same to the extent deemed by the Lessor necessary or desirable and in connection therewith change locks to the Leased Premises, and Lessee shall be liable for the costs thereof. Lessor may collect the rents from any reletting, if any, and apply the same first to the expenses of re-entry, redecoration, repairs and alterations and the expenses of reletting, and second to the payment of rental herein provided to be paid Lessee, and any excess or residue shall operate only as offsetting credit against the amount of rental as the same thereafter becomes due and payable hereunder, but Lessee shall have no right, title or interest in such excess or residue and it shall belong to Lessor solely; provided, that in no event shall Lessee be entitled to a credit on indebtedness to Lessor in excess of the aggregate sum which would have been paid by Lessee for the period for which the credit to Lessee is being determined, had no Default occurred.
16.	Surrender of Premises. At the expiration of the term of this Lease, Lessee shall peaceably deliver up to Lessor possession of the Leased Premises, together with all improvements and additions upon, by whomsoever made except as provided, in the same condition as received, ordinary wear and tear, condemnation, and damage by casualty excepted. Upon termination of this Lease, Lessee shall, at Lessee’s expense, remove all trade fixtures, office furniture and equipment installed by Lessee, unless otherwise agreed to in writing by Lessor. Lessee shall also repair any damage caused by such removal. Property not so removed shall be deemed abandoned at the expiration of the term of the Lease by Lessee and title thereto shall thereupon pass to Lessor. Lessee shall indemnify Lessor against any loss or liability resulting from delay by Lessee in so surrendering the Leased Premises, including without limitation, any claims made by any succeeding Lessee founded on such delay.

17.	Holding Over. Any holding over after the expiration of this Lease with the Consent of the Lessor shall be construed to be a tenancy from month to month, at the same monthly rental and upon the same remaining terms of this Lease, so far as applicable.

18.	Security Deposit. Lessee has deposited with Lessor the sum of Six-Hundred and Fifty Dollars ($650.00) the receipt of which is acknowledged by Lessor, as security for the full and faithful performance of each term, provision, covenant, and condition of this Lease. In the event Lessee defaults in respect of any of the terms, provision, covenants, or conditions hereof, including but not limited to payment of rent, Lessor may use, apply , or retain the whole of any part of such security for the payment of any rent in default or for any other sum which Lessor may spend or be required to spend by reason of Lessee’s default. If Lessee shall comply fully with the terms of this lease, the security or any balance thereof shall be returned to Lessee. Lessee shall not be entitled to any interest on such security deposit. If Lessor sells the Leased Premises or the real estate of which it is a part, Lessor may transfer or deliver the security, as such, to the purchaser, and thereupon the Lessor shall be discharged from any further liability in reference thereto.

19.	Waiver. The waiver by Lessor of any term, covenant, or condition of this Lease shall be in writing, and a waiver or failure of the Lessor to take action with respect to any breach of any term, covenant or condition shall not be deemed to be a waiver of such term, covenant or condition herein contained. The subsequent acceptance of rent hereunder by Lessor shall not be deemed to be a waiver of any preceding breach by Lessee of any term, covenant, or condition of this Lease, other than the failure of Lessee to any particular rental so accepted, regardless of Lessor’s knowledge of such preceding breach at the time of acceptance of such rent.

20.	Parking Area. The Lessor shall make available such common area for up to two (2) vehicles of the Lessee and his employees, agents, customers and invitees as the Lessor deems appropriate. Such persons shall have the non-exclusive right, in common with the Lessor and all others to whom the Lessor has or may hereafter grant such right, to use such areas, subject to such rules and regulations as the Lessor may from time to time impose including the requirement for the parking of vehicles of Lessee and his employees, and agents in designated areas of the parking lot. Lessee covenants and agrees to follow and abide by such rules and upon request to furnish to Lessor the make and license numbers of the vehicles and to furnish to Lessor the make and license numbers of the vehicles and the vehicles of his employees, and agents. Lessor shall have the right to enforce such rules and regulations by either towing such vehicles or the imposition of fines of twenty-five dollars ($25.00) per violation. Such towing charges of fines shall be deemed additional rent and shall be payable with the next installment of rent after notice of such charge of fine.

21.	Notices. All notices required under this Lease shall be in writing and given in person or sent certified mail, return receipt requested, as follows:
a.	If to Lessor, at 2639 Yeager Road, West Lafayette, IN 47906

b.	If to Lessee at:
Endocyte
3000 Kent Avenue
Suite A1-1000
West Lafayette, IN 47906
or at such other address as may be given by either party in writing, in person by certified mail. Notice, if made by certified mail, shall be deemed given on date of postmark.

22.	Quiet Enjoyment. Lessor covenants that Lessee, upon payment of the rental and performance of the terms and conditions of this Lease, shall peacefully and quietly hold, occupy and enjoy the Leased Premises and drive and parking area throughout the term hereof.

23.	Accord and Satisfaction. Lessor is entitled to accept, receive and cash and deposit any payment made by Lessee for any reason or purpose or in any amount whatsoever, and apply the same at Lessor’s option to any obligation of Lessee and the same shall not constitute payment of any amount owed except that to which Lessor has applied the same. No endorsement or statement on any check or letter of Lessee shall be deemed an accord and satisfaction or otherwise recognized for any purpose whatsoever. The acceptance of any such check or payment shall be without prejudice to Lessor’s right to recover any and all amounts owed by Lessee hereunder and Lessor’s right to pursue any other available remedy.

24.	Time of the Essence. Time is of the essence of this Lease, and of each and every term, covenant, condition and provision hereof.

25.	Severability. If any term or provision of this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

26.	Costs and Expenses. Lessee shall pay costs and expenses, including court costs and attorney’s fees, incurred by Lessor in enforcing any of the obligations of this Lease or incurred by Lessor in any litigation, negotiation or transaction relating to, or arising out of, this Lease in which Lessor, without fault, becomes involved or concerned.

27.	Binding Effect. This Lease shall be binding upon and insure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. If Lessee is more than one person, the liability of each such person shall be joint and several.

28.	Entire Agreement. This Lease constitutes the entire agreement between the parties and may not be modified except in writing, signed by both parties.

29.	Applicable Law. This Lease shall be construed and enforced in accordance with the laws of the State of Indiana.

In Witness Whereof, the parties have executed this instrument as of the date first above written.

LESSOR:
2639 Executive Building, LLC

/s/ Lynn Strycker Lynn Strycker	10-28-08 DATE

LESSEE:

/s/ Mike Sherman Mike Sherman	10-20-08 DATE